Exhibit 99.1

IDT FILES INITIAL DOCUMENTS FOR SPIN-OFF OF GENIE ENERGY

Newark, NJ – August 29, 2011: IDT Corporation (NYSE: IDT) through its Genie Energy Ltd. (Genie) subsidiary has filed an initial registration statement, including an information statement, related to the anticipated spin-off of Genie to IDT stockholders.  The filed materials are available through the Securities and Exchange Commission’s website at http://www.sec.gov/cgi-bin/browse-edgar?CIK=0001528356&action=getcompany.

Genie is a wholly-owned subsidiary of IDT that holds IDT’s energy assets consisting of:

•	IDT Energy, an energy services company that resells electricity and natural gas to residential and small business customers in New York, New Jersey and Pennsylvania; and

•
A 99.3% interest in Genie Oil and Gas, which consists of (1) American Shale Oil Corporation, which holds and manages a 50% interest in American Shale Oil, LLC, an oil shale initiative in Colorado, and (2) an 89% interest in Israel Energy Initiatives, Ltd., an oil shale initiative in Israel.

IDT expects to execute the spin-off in late October 2011 after the registration statement becomes effective.

“The spin-off of Genie is one of the key strategic moves we announced last year to enable stockholders to realize the inherent value in IDT’s businesses,” said Howard Jonas, Chairman and CEO of IDT and Chairman of Genie.  “The growing global demand for energy coupled with supply disruptions caused by unrest in certain oil producing regions makes the development of oil shale more important than at any other time in our history.”

Claude Pupkin, CEO of Genie, said, “We believe that, as separate entity, we will be better able to execute on our development plans for both our IDT Energy retail supply business and our unconventional energy projects. In the last year, IDT Energy has expanded its operations into two new states. Genie Oil and Gas is pursuing an environmentally sustainable approach to develop the vast oil shale resources in the United States and Israel.  Both businesses possess tremendous growth potential.”

The spin-off is intended to be tax-free to IDT and its shareholders.  IDT has received a Private Letter Ruling from the IRS to that effect, and will receive an opinion from PriceWaterhouseCoopers LLP as to certain related matters on which the IRS does not rule.

In connection with the spin-off, each IDT stockholder will receive one share of Genie Class A common stock for every share of IDT Class A common stock and one share of Genie Class B common stock for every share of IDT Class B common stock.

As of August 25, 2011, there were a total of approximately 1.6 million shares of IDT Class A common stock, and approximately 21.1 million shares of IDT Class B common stock issued and outstanding.

No action is required by IDT stockholders to receive the shares of Genie common stock.

Genie will apply to have the Genie Class B common stock listed on the New York Stock Exchange under the ticker symbol “GNE”.

Shares of IDT Class B Common Stock will continue to trade on the New York Stock Exchange under the symbol “IDT”.

Investors are encouraged to consult with their financial advisors regarding the specific implications of buying or selling IDT common stock.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K and in the Information Statement referred to above  (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent SEC filings. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

About IDT Corporation:
IDT Corporation (NYSE:IDT) is a consumer services company with operations primarily in the telecommunications and energy industries.  Find out more at www.idt.net.

About Genie Energy Ltd.:
Genie Energy Ltd (Genie) is a wholly owned subsidiary of IDT Corporation (NYSE: IDT).  IDT has announced plans to spin-off Genie to shareholders as a separate publicly traded company.  Genie is comprised of IDT Energy, a reseller of electricity and natural gas to retail customers, and Genie Oil and Gas (GOGAS). GOGAS is pioneering technologies to produce clean and affordable transportation fuels from the world's abundant oil shales and other unconventional fuel resources. GOGAS contains Genie’s interests in oil shale development initiatives in Colorado and Israel.

Investor and Media Contact:
Bill Ulrey
Phone:  (973) 438-3838
E-mail:  invest@idt.net